                                                                       EXHIBIT 2


                                April 30, 2001


National Life Insurance Company
National Life Drive
Montpelier, Vermont  05604


Dear Sirs:

       This opinion is furnished in connection with the filing of a Post-Effective Amendment No. 3 to a Registration Statement on Form S-6 ("Registration Statement") under the Securities Act of 1933, as amended, of National Variable Life Insurance Account (the "Separate Account") and National Life Insurance Company ("National Life"), covering an indefinite amount of premiums expected to be received under certain Sentinel Benefit Provider variable universal life insurance policies intended primarily for the Corporate Market ("Policies") to be offered by National Life. Under the Policies, amounts will be allocated by National Life to the Separate Account as described in the prospectus included in the Registration Statement to support reserves for such Policies.

       In my capacity as General Counsel and Senior Vice President of National Life, I have examined all such corporate records of National Life and such other documents and laws as I consider appropriate as a basis for the opinion hereinafter expressed. Based upon such examination, I am of the opinion that:

       1. National Life is a corporation duly organized and validly existing under the laws of the State of Vermont.

       2. The Separate Account has been duly created and is validly existing as a separate account pursuant to Title 8, Vermont Statutes Annotated, Sections 3855 to 3859.

       3. The portion of the assets to be held in the Separate Account equal to the reserves and other liabilities under the Policies is not chargeable with liabilities arising out of any other business National Life may conduct.

       4. The Policies have been duly authorized by National Life and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of National Life in accordance with their terms.

       I hereby consent to the use of this opinion as an exhibit to Post Effective Amendment No. 3 to the Registration Statement and to the reference to my name under the heading "Legal Matters" in the prospectus.

                                           Very truly yours,



                                           Michele S. Gatto
                                           Senior Vice President
                                           and General Counsel.